Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated March 6, 2013

$[—]

AutoCallable Yield Notes due September 25, 2014

Linked to the Lesser Performing Reference Asset of the iShares® MSCI Brazil Capped Index Fund and the iShares® FTSE China 25 Index Fund

Global Medium-Term Notes, Series A, No. E-7794

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	March 20, 2013

Issue Date:	March 25, 2013

Final Valuation Date:*	September 22, 2014

Maturity Date:*	September 25, 2014

Reference Assets:

The iShares® MSCI Brazil Capped Index Fund (the “EWZ ETF”) (Bloomberg ticker symbol: “EWZ UP <Equity>”) and the iShares® FTSE China 25 Index Fund (the “FXI ETF”) (Bloomberg ticker symbol “FXI UP <Equity>”)

The EWZ ETF and the FXI ETF are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	[6.50% to 7.50%] per annum** ** The actual interest rate per annum will be set on the Initial Valuation Date and will not be less than 6.50% per annum.

Interest Payment Dates:	Monthly, payable in arrears on the 25th day of each month during the term of the Notes (subject to a 30/360 day count convention and the following, unadjusted business day convention), provided that the final scheduled Interest Payment Date will be the Maturity Date.

Tax Allocation of the Monthly Payments on the Notes:	Deposit Income: [—]% of the amount of the monthly interest payment Put Premium: [—]% of the amount of the monthly interest payment

Automatic Call:

If the Closing Price of each Reference Asset on any Call Valuation Date is greater than or equal to its respective Initial Price, the Notes will be automatically called and you will receive on the applicable Early Redemption Date a cash payment equal to the principal amount of your Notes together with any accrued but unpaid interest to, but excluding, the relevant scheduled Interest Payment Date immediately following such Call Valuation Date.

If the Notes are automatically called, the Notes will no longer remain issued and outstanding after the Early Redemption Date (as defined below) and you will not receive any further payments on the Notes.

Call Valuation Dates:	June 20, 2013, September 20, 2013, December 20, 2013, March 20, 2014, June 20, 2014 and September 22, 2014; provided, however, that if (i) a day that would otherwise be a Call Valuation Date (the “scheduled date”) is not a Reference Asset Business Day or (ii) a Market Disruption Event occurs or is continuing with respect to either Reference Asset on a scheduled date, the relevant Call Valuation Date shall be the first Reference Asset Business Day preceding the scheduled date on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset.

Reference Asset Business Day:	A day that is a Trading Day with respect to both the EWZ ETF and the FXI ETF.

Early Redemption Date:	With respect to a Call Valuation Date, the scheduled Interest Payment Date immediately following such Call Valuation Date.

Business Days:	New York and London

Payment at Maturity:

If your Notes are not called pursuant to the “Automatic Call” provisions prior to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk), in addition to the final interest payment, a cash payment determined as follows:

•         If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•         If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is equal to or greater than 0%, $1,000 per $1,000 principal amount Note;

•         If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

You may lose some or all of your principal if you invest in the Notes. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Price to its Final Price and you may lose some or all of your principal. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset, and the performance of any Reference Asset that is not the Lesser Performing Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Knock-In Event:

A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Price of either Reference Asset is less than the Knock-In Barrier applicable to such Reference Asset on any Trading Day during the Observation Period; provided, however, that, if a Market Disruption Event occurs with respect to a Reference Asset on a Trading Day during the Observation Period, the Closing Price of such Reference Asset on such Trading Day will be disregarded for purposes of determining whether a Knock-In Event occurs.

For a description of Market Disruption Events that are applicable to the Reference Assets, please see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Trading Day:	With respect to either Reference Asset, a day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in such Reference Asset, or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	With respect to the EWZ ETF, $[—], the Closing Price of the EWZ ETF on the Initial Valuation Date. With respect to the FXI ETF, $[—], the Closing Price of the FXI ETF on the Initial Valuation Date.

Final Price:	With respect to a Reference Asset, the Closing Price of such Reference Asset on the Final Valuation Date.

Knock-In Barrier:

With respect to the EWZ ETF, $[—], the Initial Price of the EWZ ETF multiplied by 75%, rounded to the nearest cent.

With respect to the FXI ETF, $[—], the Initial Price of the FXI ETF multiplied by 75%, rounded to the nearest cent.

Closing Price:

With respect to the EWZ ETF, for any Trading Day with respect to the EWZ ETF, the official closing price per share of the EWZ ETF on that Trading Day as displayed on Bloomberg Professional® service page “EWZ UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the FXI ETF, for any Trading Day with respect to the FXI ETF, the official closing price per share of the FXI ETF on that Trading Day as displayed on Bloomberg Professional® service page “FXI UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TQM2 and US06741TQM26

*	Subject to postponement in the event of a market disruption event with respect to any Reference Asset, as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments’ in this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.25%	97.75%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.25% of the principal amount of the Notes, or $22.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculations

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Price of the EWZ ETF is $54.78, (ii) the Initial Price of the FXI ETF is $37.93, (iii) the Knock-In Barrier with respect to the EWZ ETF is $41.09 (the Initial Price of the EWZ ETF multiplied by 75.00%, rounded to the nearest cent), (iv) the Knock-In Barrier with respect to the FXI ETF is $28.45 (the Initial Price of the FXI ETF multiplied by 75.00%, rounded to the nearest cent), (v) no Market Disruption Event occurs with respect to either Reference Asset during the Observation Period, and (vi) the Notes are not called prior to maturity pursuant to the “Automatic Call” provisions as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine Whether a Knock-In Event Occurs.

A Knock-In Event occurs if, as determined by the Calculation Agent, any of the following events occur: (i) the Closing Price of the EWZ ETF on any Trading Day with respect to the EWZ ETF during the Observation Period is less than its Knock-In Barrier (i.e., $41.09, given the assumed Initial Price set forth above), or (iii) the Closing Price of the FXI ETF on any Trading Day with respect to the FXI ETF during the Observation Period is less than its Knock-In Barrier (i.e., $28.45, given the assumed Initial Price set forth above). If a Knock-In Event occurs, the payment at maturity will depend on whether the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, as described below.

If a Knock-In Event does not occur, you will receive, in addition to the final interest payment, a payment at maturity equal to the principal amount of your Notes.

Step 2: Determine the Reference Asset Return of the Lesser Performing Reference Asset.

To determine the Reference Asset Return of the Lesser Performing Reference Asset, the Calculation Agent will first calculate the Reference Asset Return of each Reference Asset and determine which one is lower. The Reference Asset with the lowest Reference Asset Return will be the Lesser Performing Reference Asset and its Reference Asset Return will be the Reference Asset Return of the Lesser Performing Reference Asset. The Reference Asset Return of a Reference Asset is calculated by the Calculation Agent equal to the performance of such Reference Asset from its Initial Price to its Final Price, calculated as follows:

Final Price – Initial Price

Initial Price

PPS-2

Step 3: Calculate the Payment at Maturity.

If a Knock-In Event occurs, you will receive a payment at maturity equal to the principal amount of your Notes only if the Reference Asset Return of the Lesser Performing Reference Asset, determined by the Calculation Agent as described above, is equal to or greater than 0%.

If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, you will receive a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Reference Asset Return of the Lesser Performing Reference Asset. The following table illustrates the hypothetical payments at maturity if a Knock-In Event occurs, assuming a range of performances for the Reference Assets:

FXI ETF Final Price ($)	EWZ ETF Final Price ($)	Reference Asset Return of the FXI ETF	Reference Asset Return of the EWZ ETF	Reference Asset Return of The Lesser Performing Reference Asset	Payment at Maturity* (Not including the final interest payment)
77.76	109.56	105.00%	100.00%	100.00%	$1,000
72.07	106.82	90.00%	95.00%	90.00%	$1,000
70.17	98.60	85.00%	80.00%	80.00%	$1,000
64.48	95.87	70.00%	75.00%	70.00%	$1,000
62.58	87.65	65.00%	60.00%	60.00%	$1,000
56.90	84.91	50.00%	55.00%	50.00%	$1,000
55.00	76.69	45.00%	40.00%	40.00%	$1,000
49.31	73.95	30.00%	35.00%	30.00%	$1,000
47.41	65.74	25.00%	20.00%	20.00%	$1,000
41.72	61.35	10.00%	12.00%	10.00%	$1,000
37.93	54.78	0.00%	0.00%	0.00%	$1,000
41.72	52.04	10.00%	-5.00%	-5.00%	$950.00
34.14	52.04	-10.00%	-5.00%	-10.00%	$900.00
38.69	43.82	2.00%	-20.00%	-20.00%	$800.00
28.45	46.56	-25.00%	-15.00%	-25.00%	$750.00
30.34	38.35	-20.00%	-30.00%	-30.00%	$700.00
22.76	38.35	-40.00%	-30.00%	-40.00%	$600.00
20.86	27.39	-45.00%	-50.00%	-50.00%	$500.00
18.97	21.91	-50.00%	-60.00%	-60.00%	$400.00
11.38	19.17	-70.00%	-65.00%	-70.00%	$300.00
9.48	10.96	-75.00%	-80.00%	-80.00%	$200.00
3.79	8.22	-90.00%	-85.00%	-90.00%	$100.00
1.90	0.00	-95.00%	-100.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

PPS-3

The following examples illustrate how the payments at maturity set forth in the table above are calculated (assuming that a Knock-In Event occurs):

Example 1: The FXI ETF increases from an Initial Price of $37.93 to a Final Price of $47.41 and the EWZ ETF increases from an Initial Price of $54.78 to a Final Price of $65.74.

Because the Reference Asset Returns of both of the Reference Assets are positive, the Reference Asset Return of the Lesser Performing Reference Asset is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The FXI ETF increases from an Initial Price of $37.93 to a Final Price of $41.72 and the EWZ ETF decreases from an Initial Price of $54.78 to a Final Price of $52.04.

Because the Reference Asset Return of the FXI ETF is positive and the Reference Asset Return of the EWZ ETF is negative, the EWZ ETF is the Lesser Performing Reference Asset. Accordingly, the Reference Asset Return of the Lesser Performing Reference Asset is equal to -5.00%. The investor receives a payment at maturity of $950.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -5.00%] = $950.00

Example 3: The FXI ETF decreases from an Initial Price of $37.93 to a Final Price of $22.76 and the EWZ ETF decreases from an Initial Price of $54.78 to a Final Price of $38.35.

Because the Reference Asset Return of the FXI ETF of -40.00% is lower than the Reference Asset Return of the EWZ ETF of -30.00%, the FXI ETF is the Lesser Performing Reference Asset. Accordingly, the Reference Asset Return of the Lesser Performing Reference Asset is equal to -40.00%. The investor receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Observation Period, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to any Reference Asset. If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Reference Asset, the Final Valuation Date will be postponed. If such postponement occurs, the Final Prices of the Reference Assets shall be determined using the Closing Prices of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Reference Asset. In no event, however, will the Final Valuation Date be postponed by more than five scheduled Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Final Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such Reference Asset on such fifth day, and will make an estimate of the Closing Price of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. As the Observation Period ends on and includes the Final Valuation Date, if the Final Valuation Date is postponed, the Observation Period will be extended to, and includes, the Final Valuation Date as postponed. In the event that the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

•

For a description of what constitutes a Market Disruption Event with respect to either Reference Asset, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” of the prospectus supplement; and

•

For a description of further adjustments that may affect either Reference Asset, see “Reference Assets— Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” of the prospectus supplement.

•

Exposure to the EWZ ETF and the FXI ETF—Whether the Notes will be automatically called prior to maturity pursuant to the “Automatic Call” provisions and the payment at maturity, if any, are linked to the performance of the EWZ ETF and the FXI ETF. The EWZ ETF is an exchange-traded fund that is designed to track the performance, before fees and expenses, of the MSCI Brazil 25/50 IndexSM (the “EWZ Underlying Index”). The FXI ETF is designed to track the performance, before fees and expenses, of the FTSE China 25 IndexSM (the “FXI Underlying Index”). For additional information about the EWZ ETF, see the information set forth under “Description of the EWZ ETF” in this preliminary pricing supplement. For additional information about the FXI ETF, see the information set forth under “Description of the FXI ETF” in this preliminary pricing supplement.

PPS-4

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed rate debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Reference Assets (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this preliminary pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. For a further discussion of the tax considerations applicable to fixed-rate debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final monthly payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly payment on the Notes).

Upon a sale of your Notes, the amount of cash that you receive that is apportioned to the Put Option, if any, (together with any amount of Put Premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

PPS-5

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly. If your Notes are so treated, you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss. For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a pre-paid income-bearing executory contract in respect of the Reference Assets, in which case you may be required to include the entire monthly interest payment on the Notes in ordinary income (and not just the interest on the Deposit).

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any interest payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

PPS-6

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the EWZ ETF and/or the FXI ETF. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss; You May Lose Up to 100% of your Investment in the Notes—The Notes do not guarantee any return of principal. The payment at maturity depends on whether a Knock-In Event occurs and whether, and the extent to which, the Reference Asset Return of the Lesser Performing Reference Asset falls below 0%. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Price to its Final Price and you will lose some or all of your principal.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, if on any Call Valuation Date the Closing Price of each Reference Asset is greater than or equal to its respective Initial Price, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding the relevant scheduled Interest Payment Date immediately following such Call Valuation Date. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•	Return Limited to the Monthly Interest Payments—Your return is limited to the monthly interest payments. You will not participate in any appreciation in the price of either Reference Asset.

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final interest payment, you will not receive more than the principal amount of your Notes, even if the Reference Asset Returns of the EWZ ETF and/or the FXI ETF are greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes.

•

If A Knock-In Event Occurs, the Amount Payable at Maturity (Other Than the Final Interest Payment) is Solely Linked to the Reference Asset Return of the Lesser Performing Reference Asset—If a Knock-In Event occurs, any amount payable at maturity (other than the final interest payment) will be linked solely to the Reference Asset Return of the Lesser Performing Reference Asset. The payment at maturity, if any, will not reflect the performance of the Reference Asset that is not the Lesser Performing Reference Asset. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Reference Asset that is not the Lesser Performing Reference Asset.

•

If a Knock-In Event Occurs, The Payment at Maturity of Your Notes is Not Based on the Prices of the ETFs at Any Time Other than the Final Prices of each Reference Asset on the Final Valuation Date—If a Knock-In Event occurs, the determination of the Reference Asset Return of the Lesser Performing Reference Asset and the payment at maturity will not be based on any value of the Reference Assets other than the Final Price of each Reference Asset on the Final Valuation Date. Therefore, if a Knock-In Event occurs and the Final Price of the Reference Asset that is the Lesser Performing Reference Asset drops on the Final Valuation Date to a price lower than its Initial Price, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Price to its Final Price and you may lose some or all of your principal. The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the values of the Reference Assets prior to such drop.

PPS-7

•

The Determination of Whether a Knock-In Event Occurs on any Trading Day is Not Based On Any Prices of the Reference Assets Other Than the Closing Prices of the Reference Assets on such Trading Day—A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Price of either Reference Asset is less than the Knock-In Barrier applicable to such Reference Asset on any Trading Day during the Observation Period. The determination of whether a Knock-In Event occurs is therefore not based on any prices of the Reference Assets at any time other than the Closing Prices of the Reference Assets on any Trading Day during the Observation Period. For example, if on a Trading Day, the price of a Reference Asset drops precipitously shortly before the close of business on such day and such drop causes the Closing Price of such Reference Asset on such day to fall below its Knock-In Barrier, assuming that no Market Disruption Event has occurred or existed with respect to such Reference Asset on such day, a Knock-In Event occurs regardless of whether the price of such Reference Asset is greater than or equal to its Knock-In Barrier at any other time during such day. The payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the determination of whether a Knock-In Event occurs been based on the price of the Reference Assets prior to such drop at a time when the price of the Reference Assets were at or above the applicable Knock-In Barrier. The occurrence of a Knock-In Event may significantly and adversely affect the market value of your Notes and your ability to sell your Notes.

•

Whether or Not the Notes Will be Called Automatically Prior to Maturity is Not Based on the Price of the Reference Assets at any Time Other Than the Official Closing Price of the Reference Assets on the Call Valuation Dates—Whether or not the Notes will be automatically called prior to maturity pursuant to the “Automatic Call” provisions described above will not be based on any price of the Reference Assets other than the Closing Value of each Reference Asset on the Call Valuation Dates. Therefore, if on a Call Valuation Date the Closing Value of each Reference Asset increases to a price greater than its respective Initial Value, your Notes will be called automatically and you may not be able to reinvest any amounts received on the applicable Early Redemption Date in a comparable investment with similar risk and yield and your ability to sell your Notes and realize any market appreciation of the value of your Notes may be substantially limited. The Notes would not have been called prior to maturity had such automatic call feature been based on the values of the Reference Assets prior to such increase at a time when the value of either Reference Asset was below its Initial Value on the Initial Valuation Date.

•

We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Notes—Neither us nor Barclays Capital Inc. nor any of our respective affiliates are acting as investment advisor or other advisor in connection with the issuance of the Notes. The issuance of the Notes is not a recommendation by us of the Reference Assets and we have not evaluated whether the Reference Assets are suitable or appropriate generally or for any potential investor in any respect. You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either Reference Asset or of the securities of the indices underlying the Reference Assets would have.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The values of the Reference Assets are subject to:

•

The ETF May Underperform the ETF Underlying Index. The performance of the ETF may not replicate the performance of, and may underperform, the ETF Underlying Index. Unlike the ETF Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the ETF Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the ETF Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not the ETF Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the ETF Underlying Index

•	Management risk. This is the risk that the investment strategy for the ETFs, the implementation of which is subject to a number of constraints, may not produce the intended results.

PPS-8

•

Derivatives risk. The ETFs may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETFs invested only in conventional securities.

•

Foreign Exchange Rate Risks—Any amount payable at maturity of the Notes is linked to the Final Price of each Reference Asset on the Final Valuation Date (as compared to the Initial Price of the Reference Assets on the Initial Valuation Date) and will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the EWZ Underlying Index or the FXI Underlying Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising such indices. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Non-U.S. Securities Markets Risks—The stocks included in the EWZ Underlying Index and the FXI Underlying Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the such underlying indices, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the EWZ Underlying Index and the FXI Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the EWZ Underlying Index and the FXI Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income or loss. Similarly, the Internal Revenue Service and Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income in respect of the Notes at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Reference Assets during the term of the Notes, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets and the stocks included in the EWZ Underlying Index and FXI Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the Reference Assets and the stocks included in the EWZ Underlying Index and FXI Underlying Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-9

Description of the Reference Assets

Description of the EWZ ETF

General

We have derived all information contained in this pricing supplement regarding the EWZ ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated January 1, 2013, as revised February 12, 2013, and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BITCNA”) and BlackRock Fund Advisors (“BFA”).

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the EAFE ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the EAFE ETF, please see the EAFE ETF’s prospectus. In addition, information about iShares® and the EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the EAFE ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The EWZ ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the EWZ ETF. The EWZ ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EWZ.” On February 12, 2013, the name of the EWZ ETF was changed from the iShares MSCI Brazil Index Fund to the iShares MSCI Brazil Capped Index Fund and the underlying index of the EWZ ETF was changed from the MSCI Brazil Index to the MSCI Brazil 25/50 Index.

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of EWZ Underlying Index. The ETF uses a representative sampling strategy (as described below under “Representative Sampling”) to try to track the EWZ Underlying Index. The EWZ ETF generally invests at least 95% of its assets in the securities of the EWZ Underlying Index and in depositary receipts representing such securities. The EWZ ETF may invest the remainder of its assets in other securities, including securities not in the EWZ Underlying Index (but which BFA believes will help the EWZ ETF track the EWZ Underlying Index), futures contracts, options on futures contracts, other types of options and swaps related to the EWZ Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

As of March 5, 2013, the top holdings of the EWZ ETF by sector weight were Financials (28.13%), Materials (16.53%), Consumer Staples (15.76%), Energy (13.62%), Utilities (6.59%), Industrials (6.00%), Consumer Discretionary (5.30%), Telecommunications (3.58%), Information Technology (2.52%), and Health Care (1.28%).

Representative Sampling

The EWZ ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the EZ Underlying Index, and generally does not hold all of the equity securities included in the EWZ Underlying Index. The EWZ ETF invests in a representative sample of securities that collectively has an investment profile similar to the EWZ Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the EWZ Underlying Index.

Correlation

The EWZ Underlying Index is a theoretical financial calculation, while the EWZ ETF is an actual investment portfolio. The performance of the EWZ ETF and the EWZ Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the EWZ ETF’s portfolio and the EWZ Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the EWZ ETF but not to the EWZ Underlying Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the EWZ ETF’s portfolio and that of the EWZ Underlying Index. The EWZ ETF, using a representative sampling

PPS-10

indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the ETF Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

The EWZ Underlying Index

The EWZ Underlying Index is calculated by or on behalf of MSCI Inc. (“MSCI”). It is a free-float adjusted market capitalization weighted index with a capping methodology applied to issuer weights so that no single issuer of a component exceeds 25% of the EWZ Underlying Index weight and all issuers with weight above 5% do not exceed 50% of the EWZ Underlying Index weight. Components primarily include energy, financial and materials companies. The components of the EWZ Underlying Index, and the degree to which these components represent certain industries, may change over time. The EWZ Underlying Index is designed to measure the performance of the large and mid cap segments of the Brazilian market and is reported on Bloomberg, L.P. under the ticker symbol M1BR2550 <Index>.

Description of the FXI ETF

General

We have derived all information contained in this pricing supplement regarding the FXI ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated December 1, 2012, and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust, BITCNA and BFA.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the EAFE ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the EAFE ETF, please see the EAFE ETF’s prospectus. In addition, information about iShares® and the EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the EAFE ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy and the ETF Underlying Index

The FXI ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the FXI Underlying Index. The FXI Underlying Index is designed to represent the performance of the mainland Chinese market that is available to international investors. For additional information about the FXI Underlying Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—FTSE® China 25 Index” in the accompanying index supplement.

As of MARCH 5, 2013, the ETF’s top holdings by sector were Financials (59.20%), Telecommunications (16.66%), Oil & Gas (15.01%), Basic Materials (7.16%), Industrials (1.94%) and short-term securities (0.01%).

PPS-11

The FXI uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the FXI Underlying Index. The FXI ETF generally invests at least 90% of its assets in securities of the FXI Underlying Index and depository receipts representing securities of the FXI Underlying Index. The FXI ETF may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the FXI Underlying Index, but which BFA believes will help the FXI ETF track the FXI Underlying Index.

Representative Sampling

The FXI ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the FXI Underlying Index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the FXI Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics, fundamental characteristics and liquidity measures similar to those of the FXI Underlying Index. The FXI ETF may or may not hold all of the securities in the FXI Underlying Index.

Correlation

The FXI Underlying Index is a theoretical financial calculation, while the FXI ETF is an actual investment portfolio. The performance of the FXI ETF and the FXI Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the FXI ETF’s portfolio and the FXI Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the FXI ETF but not to the FXI Underlying Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the FXI ETF’s portfolio and that of the FXI Underlying Index. The FXI ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the ETF Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BITCNA. BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

PPS-12

Historical Information Regarding the EWZ ETF

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment. As noted above in this preliminary pricing supplement, the EWZ ETF changed its underlying index on February 12, 2013 fro the MSCI Brazil Index to the MSCI Brazil 25/50 Index. Accordingly, the performance of the EWZ ETF prior to such date may not reflect the performance that would have been observed had the EWZ ETF tracked the current underlying index, the MSCI Brazil 25/50 Index.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	$88.77	$64.00	$77.03
June 30, 2008	$102.20	$77.48	$89.59
September 30, 2008	$88.97	$48.66	$56.57
December 31, 2008	$56.63	$26.64	$34.90
March 31, 2009	$41.03	$31.15	$37.67
June 30, 2009	$58.62	$37.24	$52.97
September 30, 2009	$68.50	$48.03	$67.67
December 31, 2009	$80.92	$65.08	$74.61
March 31, 2010	$78.29	$60.85	$73.66
June 30, 2010	$76.08	$57.20	$61.96
September 30, 2010	$77.11	$60.89	$76.93
December 31, 2010	$81.75	$73.20	$77.40
March 31, 2011	$78.98	$70.10	$77.48
June 30, 2011	$80.18	$69.04	$73.35
September 30, 2011	$74.65	$51.65	$52.04
December 31, 2011	$64.53	$49.25	$57.39
March 31, 2012	$70.74	$58.41	$64.74
June 30, 2012	$65.77	$48.28	$51.80
September 30, 2012	$58.07	$49.49	$54.05
December 31, 2012	$56.07	$50.49	$56.06
March 4, 2013*	$57.32	$54.20	$54.78

*	High, low and closing prices are for the period starting January 1, 2013 and ending March 4, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-13

The following graph sets forth the historical performance of the ETF based on daily closing prices from January 1, 2008 through March 4, 2013. The closing price per share of the ETF on March 4, 2013 was $57.78.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-14

Historical Information Regarding the FXI ETF

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	$60.02	$39.95	$45.05
June 30, 2008	$54.99	$43.00	$43.83
September 30, 2008	$47.74	$30.45	$34.47
December 31, 2008	$34.58	$19.35	$29.18
March 31, 2009	$32.19	$22.70	$28.52
June 30, 2009	$40.76	$28.27	$38.37
September 30, 2009	$44.16	$35.73	$40.94
December 31, 2009	$46.66	$39.09	$42.27
March 31, 2010	$44.57	$36.65	$42.10
June 30, 2010	$44.60	$36.25	$39.13
September 30, 2010	$43.03	$38.60	$42.82
December 31, 2010	$47.99	$41.92	$43.09
March 31, 2011	$45.00	$40.80	$44.96
June 30, 2011	$46.40	$40.35	$42.95
September 30, 2011	$43.40	$30.82	$30.83
December 31, 2011	$39.01	$28.61	$34.87
March 31, 2012	$40.74	$34.99	$36.63
June 30, 2012	$38.58	$31.63	$33.67
September 30, 2012	$35.68	$31.81	$34.61
December 31, 2012	$40.48	$34.71	$40.48
March 4, 2013*	$41.85	$37.93	$37.93

*	High, low and closing prices are for the period starting January 1, 2013 and ending March 4, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-15

The following graph sets forth the historical performance of the ETF based on daily closing prices from January 1, 2008 through March 4, 2013. The closing price per share of the ETF on March 4, 2013 was $37.93.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-16